Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Bioptix, Inc. on Form S-8 to be filed on or about July 19, 2017 of our report dated March 31, 2017, except for Note 12, as to which the date is June 28, 2017, on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report was included in the Definitive Proxy Statement filed July 10, 2017. Our report includes an explanatory paragraph relating to auditing the adjustments to the 2015 financial statements to retrospectively reflect the reverse stock split. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8.

/s/ EISNERAMPER LLP
EisnerAmper LLP

Iselin, New Jersey
July 19, 2017